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                                                                   Exhibit 10.19


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT is made as of the 17th day of January 2002 (the "Effective Date"), by and between Roger Roberts (the "Employee"), and Citrix Systems, Inc., a Delaware Corporation with a principal place of business at 6400 NW Sixth Way, Fort Lauderdale, Florida 33309 ("Citrix" or the "Company").

         WHEREAS, the Employee and Citrix entered into a certain Employment Agreement, dated August 1, 2001 (the "Agreement") pursuant to which the Employee was employed by Citrix as an Employee Advisor;

         WHEREAS, the Employee and the Company now desire by mutual agreement to amend the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

         1. The Agreement is hereby amended by voiding Section 6 of the Agreement and replacing it with the following new Section 6:

         "6. POST-TERMINATION BENEFITS. Upon termination and non-renewal of this Agreement and the termination of Employee's employment,

         (a) Company agrees to pay Employee a one-time lump sum payment of $36,600, payable in accordance with the Company's regular practices, as such practices may be modified from time to time.

         (b) Employee agrees to elect health care continuation coverage under COBRA, which coverage generally will extend for 18 months, or as may otherwise be required under COBRA. Employee will pay the standard COBRA premium for such coverage, which generally may not exceed 102% of the Company's cost of such coverage.

         At the end of the COBRA continuation period, the Company will provide Employee with extended health care coverage equivalent to the coverage provided under the Company's health care plan for active employees, as such Plan shall be amended from time to time. Employee shall pay the Company for such coverage based upon the COBRA cost for equivalent coverage that would be charged to an active employee who elected coverage following a qualifying event under COBRA. Employee shall also be entitled to purchase dependent coverage to the same extent as if Employee were still covered under COBRA.

         The extended coverage referred to in the preceding paragraph will terminate upon the earliest to occur of the following events: (1) Employee becomes eligible under Medicare; (2) Employee reaches the age of 65; or (3) Employee fails to pay the required



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premium after reasonable notice. If any of the foregoing occurs prior to the end of the period of actual COBRA coverage, Employee shall not be entitled to purchase extended coverage.

         2. Employee and Citrix agree that the Agreement shall remain in full force and effect in accordance with its terms, except as specifically modified in this Amendment. The Agreement, as herein amended, is hereby ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                       CITRIX SYSTEMS, INC.



                                       By:
                                           -------------------------------------



                                       EMPLOYEE:



                                       -----------------------------------------
                                       Roger Roberts